EXHIBIT 10.1

SEVERANCE AND RELEASE AGREEMENT
(Officer Name)

This is Severance and Release Agreement (the "Agreement") entered into by and between Laredo Petroleum, Inc. ("Laredo") and you, ________________ and shall become effective on the eighth (8th) day following your execution and delivery of this Agreement if not earlier revoked by you (the "Effective Date").

As a result of a reduction-in-force, your employment has ended effective as of the Termination Date and in exchange for your execution and compliance with the terms of this Agreement, Laredo will provide you with the Severance Amount described below. As consideration for receiving the Severance Amount, you are agreeing to refrain from certain activities and release the claims described in this Agreement.

1.    Separation from Employment. Your employment with Laredo terminated effective ________, 2019 (the "Termination Date").

2.    Consideration for Signing. In exchange for your execution and delivery of this Agreement without revocation, Laredo will make the payments and contributions listed on Schedule “A” to this Agreement (the “Severance Amount”). In order to receive the Severance Amount you must (i) sign and return this Agreement to Laredo within forty-five (45) days from the date you receive the Agreement, and (ii) not revoke the Agreement within the seven (7) days immediately following your delivery of the executed Agreement to Laredo. You should not sign and Laredo will not accept your signed Agreement while you are still employed by Laredo. The Severance Amount (other than the portion attributable to COBRA premiums) will be paid as soon as administratively feasible but no sooner than 10 days following your unrevoked execution and delivery of this Agreement to Laredo, and no later than June 21, 2019. The Severance Amount will be subject to normal deductions, including applicable taxes and Social Security payments. Any non-cash portion of the Severance Amount will be reported to the taxing authorities in a manner recommended by Laredo’s tax advisors. By signing this Agreement, you acknowledge that the Severance Amount is of value to you and is an unearned benefit to which you are not otherwise entitled.

3.    Additional Pay and Benefits.

(a)You will receive the following payments on Laredo’s next regular payday following the Termination Date, or such later date as permitted by law: (i) compensation for all hours worked through the Termination Date, (ii) 100% of any roll-over from a previous year and accrued, unused vacation hours on a pro-rata basis according to the number of months worked during the current year, and (iii) the “Additional Compensation and Benefits” listed on Schedule “B”. The Additional Compensation will be paid in a method and manner which is deemed administratively feasible and may include equal instalment payments on Laredo’s regular paydays. You will receive the payments and benefits described in this subparagraph 3(a) even if you chose not to sign this Agreement or if you sign and revoke this Agreement according to its terms.

(b)By signing this Agreement, (i) you are agreeing that, other than pay for hours worked since your last pay period and any accrued but unused vacation that you may be entitled under Laredo’s policies, you have been paid all compensation due to you as a result of your employment, and (ii) you acknowledge that you will not receive any benefits or payments from Laredo other than the payments described in this Paragraph 3 and the payments described in Paragraph 2 above. By signing this Agreement, you do not release or discharge any right to any vested, deferred benefit in any qualified employee benefit plan which provides for retirement, pension, savings, thrift and/or employee stock ownership or any benefit due you as a participant in any employee health and welfare plan, as such terms are used under ERISA, which is maintained by Laredo. If eligible, you will receive information permitting you to continue certain health benefits under COBRA.

4.    Waiver, Release of Claims and Covenant Not to Sue. By signing this Agreement, you are agreeing that the Severance Amount is adequate consideration for the release of the claims described in this Agreement. You are further covenanting, agreeing, representing and warranting that you have not assigned or transferred, or purported to assign or transfer, to any person or entity, any claim described herein or any portion thereof or interest therein and acknowledge that this Agreement shall be binding upon you and upon your heirs, administrators, representatives, executors, successors, and assigns, and shall inure to the benefit of each of the Released Parties (as defined below), and to their heirs, administrators, representatives, executors, successors, and assigns. You hereby agree to release Laredo and each of its past and present affiliated entities, parent companies, subsidiary companies, joint ventures, predecessors, successors, assigns and the shareholders, officers, directors, partners, agents, employees, insurers, heirs and attorneys of such entities or individuals (“Released Parties”) from any and all known and unknown existing or potential claims, rights, liabilities, torts, damages, injuries, and causes of action which arise directly or indirectly from any acts, conduct, agreements or occurrences in connection with your termination from Laredo and/or other claims against Laredo arising prior to the date of this Agreement. By releasing claims, you are giving up your opportunity to file a lawsuit or seek a trial by jury with respect to claims you may have against Laredo and the Released Parties.

This release extends to but is not limited to claims you may have for breach of contract, wrongful discharge, constructive wrongful discharge, breach of the implied covenant of good faith and fair dealing, negligence, breach of fiduciary duty, intentional or negligent infliction of emotional distress, fraud, misrepresentation, defamation, violation of the right of privacy, loss of consortium, intentional or negligent interference with prospective economic advantage, intentional or negligent interference with contract, negligent retention, personal injury, any tort, injunctive relief, and attorneys’ fees and any alleged violation of:

•
Title VII of the Civil Rights Act of 1964, The Civil Rights Act of 1991, including any and all claims arising under state laws related to civil rights or discrimination, and The Civil Rights Act of 1866 and Sections 1981 through 1988 of Title 42 of the United States Code; all of which prohibit discrimination based upon race, color, national origin, religion, sex.

•
The Employee Retirement Income Security Act of 1974 (“ERISA”) which protects certain employee benefits (except that the parties agree that by signing this Agreement, you do not waive rights under any claim for benefits that was or may have been filed prior to your execution of this Agreement);

•	The Immigration Reform and Control Act;

•	The Americans with Disabilities Act of 1990 and The Rehabilitation Act of 1973, which prohibit discrimination against the disabled;

•	The Workers Adjustment and Retraining Notification Act, which require advance notice to be given of certain workforce reductions;

•	The Fair Credit Reporting Act, which controls the use of certain information obtained from third parties;

•	The Occupational Safety and Health Act of 1970, 29 United States Code § 651 et seq., which regulates workplace safety;

•	The Family and Medical Leave Act, which requires that employers grant leaves of absence under certain circumstances;

•	The Age Discrimination in Employment Act of 1967, as amended, which prohibits discrimination based upon age;

•	Any claim under the regulations of the Office of Federal Contract Compliance Programs (41 Code of Federal Regulations § 60 et seq.);

•	The Fair Labor Standards Act, 29 United States Code § 201 et seq., which regulates wages and hours;

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The National Labor Relations Act, 29 United States Code § 151 et seq., which protects the right of employees to organize and bargain collectively with their employer and to engage in other protected, concerted activity; and

•	The Equal Pay Act, which prohibits pay discrimination based upon gender.

•
To the extent California law may apply to this Agreement, you hereby expressly waive the provisions of Section 1542 of the California Civil Code, which states: “a general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

    You are also waiving and releasing:

•	any claim for wages or benefits not otherwise provided for in this Agreement;

•	any claim for wrongful discharge for refusal to commit an act prohibited by law or public policy;

•	any claim for intolerable working conditions or for any other reason; any claim pursuant to state or federal laws protecting against “retaliation” or “whistle-blowing”;

•
any claim arising: (1) by reason of your employment with Laredo or the termination of your employment or the circumstances related to the termination; or (2) by reason of any other matter, cause, or thing whatsoever, from the first date of employment to the Termination Date of this Agreement;

•	any claim arising under the labor codes of the state in which you work and reside;

•	any claims for violation of the civil rights and fair employment laws of all states;

•	any claims arising under the family and medical leave laws of the state in which you work or reside; and

•	all claims that may lawfully be released.

Notwithstanding the foregoing, you and Laredo agree that this release does not apply to any claims you may have for workers’ compensation benefits, unemployment insurance or as provided by state law as well as any other claims that cannot lawfully be released. This Agreement does not release or discharge any claim or rights which might arise out of Laredo’s actions after the Termination Date or with respect to Laredo’s obligations under this Agreement.

This release, however, does not waive any rights or claims that may arise after you sign this Agreement. You agree not to sue or join in any suit against Laredo for any claim relating to or arising out of your employment or your separation from employment with Laredo provided, however, that nothing will preclude you from (a) bringing a lawsuit or proceeding against the Laredo to enforce Laredo’s obligations under this Agreement or to challenge the enforceability of the release under the Older Worker Benefit Protection Act, (b) filing a complaint with, providing information to or testifying or otherwise assisting in any investigation or proceeding brought by any state, federal or local regulatory or law enforcement agency or legislative body or (c) filing any claims that are not permitted to be waived or released under applicable law. However, you waive your right to receive any relief (legal or equitable) based on any charge, complaint or lawsuit against Laredo filed by you or anyone else on your behalf.

5.    Release of Claims Related to Age.

(a)    The ADEA. The Age Discrimination in Employment Act of 1967 ("ADEA") is a federal statute prohibiting discrimination on the basis of age in connection with employment, benefits and benefit plans. Your signature on this Agreement is your acknowledgement that you understand you are waiving, releasing and forever giving up any claims under the ADEA as well as all other claims that you may have against the Released Parties at the time you sign this Agreement. More than one employee is eligible for benefits under this or a similar agreement. The positions and ages of those separating employment and being offered this arrangement are listed in Schedule “C”. The positions and ages of those not being terminated or reassigned and not offered these benefits are also listed in Schedule “C”.

(b)    Opportunity to Consider Agreement and Consult Counsel. You are advised to consult with an attorney prior to signing this Agreement. By signing this agreement you hereby acknowledge, understand and affirm that:

•	This Agreement is a binding legal document;

•	You are voluntarily signing and entering into this Agreement without reservation after having given the matter full and careful consideration;

•
You have been provided with information relating to the job positions and ages of employees selected as well as the job positions and ages of those employees who will remain employed and will not receive severance payments. The information is attached to this Agreement as Schedule "C".

•	You have considered the advice of your advisors in reaching the decision to execute this Agreement;

•	You have been advised to consult with an attorney before signing this Agreement.

•	You have been provided forty-five (45) days during which you may consider whether to sign this Agreement. If you elect to sign this Agreement before the end of the forty-

five (45) day review period, you do so knowingly, willingly and on the advice of counsel, with full understanding that you are waiving a statutory right to consider this Agreement for the entire forty-five (45) days; and

•	You warrant that after careful review and study of this Agreement, you understand that the terms set forth herein are those actually agreed upon.

(c)    Revocation Period. You acknowledge and understand that you have seven (7) days from your execution and delivery of this Agreement to Laredo (which shall not occur prior to the Termination Date) in which to revoke or rescind this Agreement by delivering a signed and dated notice of revocation to the Laredo. After the expiration of such seven (7) day period, this Agreement will become effective and enforceable.

6.     Confidential Information and Statements Concerning Released Parties.

(a)You shall keep confidential the existence of this Agreement, its terms, contents, conditions, proceedings and negotiations, and you will make no statements (public or private) or representations relating to the Agreement, except to your attorney or tax advisor, your spouse, or as may otherwise be allowed or required by law. You further acknowledge your continuing obligation to maintain confidentiality of Released Parties' confidential and proprietary information and you shall not use for your personal benefit, or disclose, communicate or divulge to, or use for the direct or indirect benefit of any person, firm, association or company other than the Released Parties any confidential information regarding the employees, business methods, business strategies and plans, policies, procedures, techniques, research or development projects or results, trade secrets, or other knowledge or processes of or developed by the Released Parties, or any other confidential information relating to or dealing with the business operations, employees or activities of Released Parties, made known to you or learned or acquired by you while employed by Laredo. Nothing in this Agreement shall be construed to prevent disclosure of confidential information as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation, or order. You agree to promptly provide written notice of any such order to a Laredo officer. Notwithstanding any other provision of this Agreement you will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that is made: (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (2) in a complaint or other document that is filed under seal in a lawsuit or other proceeding.

(b)You hereby agree to refrain from making any statement about Laredo and/or the Released Parties that could harm or cause such entities or individuals to be portrayed in a false light or be interpreted as detrimental or harmful to their interests.

(c)By signing this Agreement you are affirming that you understand and agree that this Paragraph 6 and all its subparts is a separate agreement, the breach of which will constitute a material breach of this Agreement. If you breach any of the terms of this paragraph, Laredo shall have the right to recover all costs and expenses, including reasonable attorney’s fees incurred in enforcing its terms and/or recovering damages as a result of any breach.

(d)You further represent to Laredo that you have not engaged in the prohibited activity described above up to and including the date you execute this Agreement.

7.    Cooperation. To the extent reasonably requested by Laredo you agree to cooperate in connection with matters arising out of your employment with Laredo; provided that, Laredo shall make reasonable efforts to minimize disruption of your other activities. Laredo agrees to reimburse you for reasonable preapproved expenses incurred in connection with such cooperation and, to the extent that Laredo requests that you spend substantial time on such matters, Laredo shall compensate you at an hourly rate calculated using your base pay rate as of the Termination Date.

8.    Severability. If any provision of this Agreement is held invalid or unenforceable, either in its entirety or by virtue of its scope or application to given circumstances, the provision shall be deemed modified to the extent necessary to render it valid or inapplicable to given circumstances, as the situation may require, and this Agreement shall be construed and enforced as if such provision had been included herein as so modified in scope or application or had not been included herein, as the case may be.

9.    No Admission of Liability. Both you and Laredo agree that the payment of the amounts set forth in this Agreement do not constitute an admission of liability or violation of any applicable law, contract provision or any rule or regulation.

10.    Employment Inquiries. Laredo’s or the Released Parties’ refusal or failure to respond to future inquiries concerning your employment with Laredo shall not be the basis of any claim by you against Laredo or the Released Parties.

11.    Entire Agreement. You agree that this Agreement is the only and the complete agreement between you and Laredo concerning your termination of employment, and that Laredo has made no other representations or promises concerning your employment and/or your termination of employment. Further, to the extent any prior statements or representations were made concerning your employment and/or your termination of employment, they are hereby integrated into this Agreement and any contrary statements are superseded by this Agreement. Provided, any prior policies or agreements concerning the confidentiality of certain or all of Laredo’s information shall remain in full force and effect for all time, and any reference in this Agreement to confidential information is intended to supplement and not to supersede any prior policy or agreement.

12.    Waiver. No waiver by either party with respect to any breach or default or of any right or remedy and no course of dealing, shall be deemed to constitute a continuing waiver or any other breach or default or of any other right or remedy, unless such waiver is expressed in writing signed by the party to be bound. Furthermore, the failure of a party to exercise any right shall not be deemed a waiver of such future right or rights.

13.    Remedies. Laredo shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that it may have for a breach of this Agreement.

14.    Interpretation under State Law. This Agreement shall be construed under the laws of the State of Oklahoma and shall in all respects be interpreted, enforced, and governed under the law of said State without reference to the conflicts of laws provisions. Any litigation concerning this Agreement or the facts or matters described herein shall be brought only in a court of competent jurisdiction in Tulsa County, Tulsa, Oklahoma, and the parties hereby waive personal jurisdiction and any objections to venue.

YOU HEREBY STATE THAT YOU HAVE CAREFULLY READ THIS DOCUMENT AND KNOW AND UNDERSTAND THE CONTENTS HEREOF AND THAT YOU ARE SIGNING THIS AGREEMENT AS YOUR OWN FREE ACT AND DEED. UNLESS OTHERWISE REVOKED AS PROVIDED HEREIN, THE PROVISIONS OF THIS AGREEMENT SHALL BE EFFECTIVE ON THE EIGHTH (8TH) DAY FOLLOWING THE DATE ON WHICH YOU DELIVER THIS SIGNED AGREEMENT TO LAREDO.

Laredo Petroleum, Inc.

By:

Print Name:

Title:

Date:

[Name]
Signature:

Print Name:

Date:

SCHEDULE “A”
(Agreement, Paragraph 2)

SEVERANCE AMOUNT

Payment of the Severance Pay, Additional Severance Payment and Supplemental COBRA Premium Contributions are subject to the unrevoked execution of the Severance and Release Agreement.

Severance Pay	An amount equal to 70 weeks of pay. ((Annual Base Salary ÷ 52) x 70)	$
Additional Severance Payment
An amount derived from estimated current values of forfeited restricted stock, performance shares and incentives payments. As of the Termination Date all such benefits are forfeited under applicable plans and programs. Nothing contained in this Agreement (or related correspondence) shall be interpreted to amend such plans or programs and shall not create additional rights under such plans or programs.
$
TOTAL CASH PAYMENT (Severance Pay and Additional Severance Payment)	To be paid in a lump sum and subject to withholding as required by law.	$
Supplemental COBRA Premium Contributions	Subject to COBRA Eligibility and Election: 16 months of Employer contributions beyond June 30, 2019.	The value of Laredo’s premium contribution is dependent upon your coverage election.

SCHEDULE “B”

ADDITIONAL COMPENSATION AND BENEFITS

Execution of the Severance and Release Agreement is not required in order for you to receive the Additional Compensation and Initial COBRA Premium Contributions

Additional Compensation	8 weeks of pay at employee’s base salary. ((Annual Base Salary ÷ 52) x 8)	$
Initial COBRA Premium Contributions	Employer contributions through June 30, 2019.	The value of Laredo’s premium contribution is dependent upon your coverage election.